Exhibit 23.2

Consent Of Independent Certified Public Accountants

We consent to the use in the Registration Statement on form S-1(for the registration of 8,338,866 shares of common stock) and related Prospectus, and in the Registration Statement on form S-8 (file No. 333-165050) of OCZ Technology Group, Inc. and in this Annual Report on Form 10-K of OCZ Technology Group, Inc. for the fiscal year ended February 28, 2010, of our report dated May 1, 2009 (in respect of the fiscal years ended February 29, 2008 and February 28, 2009) on the consolidated financial statements of OCZ Technology Group, Inc. We also consent to the reference to us under the heading “Experts” in the prospectus.

Horwath Clark Whitehill LLP

London, England
May 20, 2010